Exhibit 99.2

C O R P O R A T E   P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard Berger, President and Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Brian Tanquilut, Jefferies

Jonathan Ransom, Raymond James

Mitra Ramgopal, Sidoti & Co., LLC

P R E S E N T A T I O N

Operator

Good day and welcome to the RadNet, Inc. Second Quarter Financial Results Call.

Today's conference is being recorded.

At this time, I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's second quarter 2021 financial results.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

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Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet's reports filed with the SEC from time to time, including RadNet's Annual Report on Form 10-K for the year ended December 31, 2020.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger.

Dr. Howard Berger

Thank you, Mark. Good morning, everyone, and thank you for joining us today.

On today's call, Mark and I plan to provide you with highlights from our second quarter 2021 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Before we start, I would like to say, on behalf of myself and the entire team at RadNet, we hope all of you and your loved ones are healthy and staying safe. We are extremely grateful for all of our stakeholders, including our employees, business partners, lenders and shareholders, and wish you all well during these challenging times.

Let's begin. I'm extremely pleased with our performance this quarter. Our financial and operating metrics in the second quarter demonstrate continuing strengthening and improvement in our business that began in the third quarter of last year and as the result of a number of factors.

First, the cost saving measures that we implemented during the COVID-19 period in 2020, and further cost containment actions this year, have lowered our operating expenses and created efficiencies within our regionally clustered centers.

Second, our procedural volumes have substantially recovered as many of the municipalities and states in which we operate have loosened COVID-19 restrictions. We are observing that patients are returning to more regular office visits, utilizing health care with more normalcy. Obviously with the rise of the new Delta variant, we remain vigilant and ready to take further protective actions should new restrictions or stay-at-home orders be implemented.

Lastly, investments we made last year and during the first two quarters of this year, both with respect to capital expenditures and tuck-in acquisitions, are beginning to contribute to our financial results. We discussed previously the extraordinary investments we made in upgrading our mammography systems during 2020 to 3-D digital mammography, or tomosynthesis. While we do not believe mammography volumes have fully recovered from their COVID-19 impact, we are experiencing enhanced reimbursement from the volumes we are now performing on these newly upgraded 3-D systems.

Additionally, during the first quarter of this year, we acquired 10 facilities within the New York metropolitan market, and we completed an additional five tuck-in acquisitions during the second quarter in other parts of New York, New Jersey, and California. The newly acquired facilities had unique cost savings and consolidation opportunities with existing RadNet facilities. We expect significant improvement from the results later in the year when we have completed their integration processes.

As a result of all these factors, our results during the second quarter were the best of any quarter in the Company’s history. As compared with last year’s second quarter, which was impacted by COVID-19, revenue increased 75.2% and EBITDA more than 150%. I am particularly proud of the margin improvement we were able to demonstrate, achieving an EBITDA margin of 17%, higher by 5.1% and 2.1% from the second quarters of 2020 and 2019 respectively. The margin improvement is the result of both the return of our procedural volumes to more normalized levels as well as many of the cost saving measures we have put in place, which has included consolidating underperforming sites and changing key operational processes, both at the center level and within our Corporate Support departments.

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Adjusted earnings were also very strong on the quarter. We recognized adjusted net income per share during the quarter of $0.27. This is in contrast to an adjusted net loss per share in last year’s second quarter of $0.14. As a result of the strong performance in this year’s first and second quarters, and the confidence we are feeling for the remainder of the year, we have elected to, again, increase most of our key financial guidance levels for 2021. Mark in his prepared remarks will review the increases we made to our revenue, EBITDA and free cash flow guidance, which were outlined in our earnings press release this morning.

As many of you have seen, during the second quarter, on April 26, we announced the completion of the refinancing of our term loan and revolving line of credit. Based upon current and anticipated future leverage ratios, we expect to save up to $6 million annually in interest expense. Additionally, we no longer are subject to restrictive maintenance covenants, with respect to our term loan, and have substantially more operating and financial flexibility under the new credit agreement. This includes lowering our annual required amortization payments by over $30 million and adding over $110 million to our cash balance, which will enable us to accelerate growth. The success of this refinancing can partly be attributed to our strong operating performance and the effective deleveraging of our balance sheet.

As of the end of this quarter, we had $633.3 million in net debt, trailing 12-month EBITDA of $198.6 million, and a resulting leverage ratio of 3.19 times net debt to EBITDA. This is the lowest leverage we have had in our Company’s history.

Pro forma for recent acquisition, this ratio was even lower, which is indicative of our further expected deleveraging in the coming quarters. While we are committed to growing and expanding our business, we will also continue to follow the methodical and disciplined approach to managing our financial leverage.

Lastly, before I hand the call back over to Mark, I’d like to provide an update as to where we stand with our efforts in artificial intelligence. During the second quarter, on April 19, we announced that our artificial intelligence subsidiary, DeepHealth, received FDA clearance for its AI mammography triage software, Saige-Q. Saige-Q is a screening worklist prioritization tool that enables radiologists to more efficiently manage their mammography cases with the use of artificial intelligence. DeepHealth’s powerful new AI technology identifies suspicious screening exams that may need prioritized attention, allowing radiologists to optimize their workflow for efficiency and accuracy.

This technology is the first FDA-cleared triage product that supports both 3-D and 2-D mammography images. With over 1.5 million mammography exams we are performing annually in our markets, we are in the process of deploying this technology to our breast imagers nationwide. I am pleased to report that as of today, our Northeast and Mid-Atlantic mammographers are now utilizing Saige-Q. We expect, by the end of the third quarter, our California breast imagers will also be utilizing this technology. The early feedback we are receiving from our radiologists is excellent.

While we are observing improved productivity, most importantly we are providing our patients and payors with better accuracy, fewer patient callbacks, and the possibility of detecting disease one to two years earlier than might otherwise be possible. We continue to evaluate further areas of artificial intelligence that can both decrease our costs and drive new revenue streams through providing innovative cost-effective screening programs to large insurance companies who are interested in new population health models to improve patient care.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our second quarter 2021 performance. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I’m now going to briefly review our second quarter 2021 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our second quarter performance. I will also provide an update to 2021 financial guidance levels, which were released in conjunction with our 2020 year-end results in March, and which we amended in May upon releasing our first quarter financial results.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, and noncash equity compensation.

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Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries and is adjusted for noncash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I'd now like to review our second quarter 2021 results.

For the second quarter of 2021, RadNet reported revenue of $333.9 million and Adjusted EBITDA of $56.6 million. Revenue increased $143.4 million, or 75.2%, and Adjusted EBITDA increased $34 million, or 150.7%. The significantly improvement performance is the result of increased procedural volumes, cost reductions instituted during the COVID-19 period, additional revenue from our migration to 3-D digital mammography, and the contribution from tuck-in acquisitions we completed during the first two quarters of this year.

Adjusted earnings for the second quarter of 2021 were $14.2 million, or $0.27 per diluted share, as compared with adjusted net loss of $6.9 million, or negative $0.14 per diluted share, for the same period in 2020. Unadjusted for one-time items, net income for the second quarter of 2021 was $2.9 million, or $0.05 per diluted share. This compares to a net loss of $10.6 million, or negative $0.21 per diluted share, in the second quarter of last year. These per-share values are based upon weighted average number of diluted shares outstanding of 53.1 million shares in the second quarter of 2021 and 50.7 million shares outstanding in the second quarter of 2020.

Affecting net income in the second quarter of 2021 were certain noncash expenses and nonrecurring items including the following. Eight-point-nine million dollars of noncash employee stock compensation expense, $268,000 of severance paid in connection with headcount reductions related to cost savings initiatives, $1.6 million gain on the disposal of certain capital equipment, $1.2 million of noncash loss from interest rate swaps, $6 million of expense from debt restructuring and extinguishment as a result of our recent refinancing transaction, and $812,000 of amortization of deferred financing costs and loan discounts related to our existing credit facilities.

For the second quarter of 2021, as compared with the prior-year second quarter, MRI volume increased 88.1%, CT volume increased 67.6%, and pet CT volume increased 28.8%. Overall volume, taking into account routine imaging exams, inclusive of X-ray, ultrasound, mammography and all other exams, increased 92.7% over the prior-year second quarter.

On a same-center basis, including only those centers which were part of RadNet for both the second quarters of 2021 and 2020, MRI volume increased 73%, CT volume increased 54.9%, and pet CT volume increased 26.5%. Overall same-center volume, taking into account all routine imaging exams, increased 80.5% from the prior-year same quarter.

In the second quarter of 2021 we performed 2,191,868 total procedures. The procedures were consistent with our multimodality approach, whereby 75.8% of all the work we did by volume was from routine imaging. Our procedures in the second quarter of 2021 were as follows. Three-hundred twenty-one-thousand seven-hundred and seventy-nine MRIs as compared with 171,047 MRIs in the second quarter of 2020, 197,375 CTs as compared with 117,730 CTs in the second quarter of 2020, 11,508 pet CTs as compared with 8,935 pet CTs in the second quarter of 2020, and 1,661,206 routine imaging exams compared with 1,137,281 of all these exams in the second quarter of 2020.

Overall GAAP interest expense for the second quarter of 2021 was $12.2 million. This compares with GAAP interest expense in the second quarter of last year of $10.8 million. Cash paid for interest during the period, which excludes noncash deferred financing expense and accrued interest, was $5.5 million as compared with $12.9 million in the second quarter of last year. The lower cash paid for interest in this year’s second quarter is the result of the timing of interest payments mainly due to our refinancing transaction in April.

With regards to our balance sheet, as of June 30, 2021, unadjusted for bond and term loan discounts, we had $633.3 million of net debt, which is our total debt at par value less our cash balance. This compares with $608.6 million of net debt at June 30, 2020. Note that this debt balance includes New Jersey Imaging Network’s debt of approximately $49.1 million for which RadNet is neither a borrower nor a guarantor. As of June 30, 2021, we were undrawn on our $195 million revolving line of credit and had a cash balance of $140.9 million.

At June 30, 2021, our accounts receivable balance was $157.3 million, an increase of $27.2 million from year-end 2020. The increase in accounts receivable is mainly the result of the significant increase in our procedural volumes and revenue this year relative to 2020 revenue.

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Our days sales outstanding, or DSO, remains near the lowest levels of our Company's history. Despite the increase in aggregate accounts receivable, our DSO was just 40.6 days at June 30, 2021.

Through June 30, 2021, we had total capital expenditures net of asset dispositions and the sale of imaging center assets and joint venture interests of $48.3 million.

At this time, I'd like to update and revise our 2021 financial guidance levels, which we released in conjunction with our fourth quarter and year-end 2020 results and amended after reporting our first quarter 2021 financial results.

For revenue, our original guidance level was $1.250 billion to $1.300 billion. Our new guidance level, we’ve increased both the low end and the top end of that guidance level by $50 million, to $1.3 billion to $1.350 billion of revenue.

For Adjusted EBITDA, our original guidance level was $180 million to $190 million. We’ve increased both the low end and the high end of that range by $20 million, to $200 million to $210 million of EBITDA.

For capital expenditures, our original guidance range was $70 million to $75 million. We’ve increased that to $80 million to $85 million.

For cash interest expense, our original guidance level was $39 million to $44 million. We’ve decreased our cash interest expense guidance to $35 million to $40 million, which is reflective of the newer lower interest costs based upon our refinancing transaction in April.

For free cash flow, our original guidance level was $60 million to $70 million. We’ve increased that to reflect our higher EBITDA projection, to $75 million to $85 million.

As just noted, we have increased our guidance ranges for revenue, Adjusted EBITDA, and free cash flow. Additionally, we’ve raised our capital expenditure level to reflect additional investments in growth opportunities we’ve identified in several of our core regional markets. Each quarter, we re-evaluate our actual and projected performance against guidance levels. We will continue to update these levels as appropriate, throughout the remainder of the year.

I’ll now take a few minutes to give you an update on 2022 reimbursement and discuss what we know with regards to 2022 anticipated Medicare rates. As a reminder, Medicare represents about 20% of our business mix.

With respect to Medicare reimbursement, several weeks ago, we received a matrix for proposed rates by CPT code, which is typically part of the physician fee schedule proposal that is released about this time every year. We’ve completed an initial analysis and compared those rates to 2021 rates. We volume-weighted our analysis using expected 2022 procedural volumes.

As you may recall, last year, CMS moved forward with increased reimbursement for evaluation and management CPT codes, which favor certain physician specialties that regularly bill for these services, particularly primary care doctors. CMS proposed doing so with budget neutrality, meaning that it proposed to reallocate reimbursement from physicians who rarely bill for E&M codes to physicians who regularly bill for these codes. As a result, radiology and most other specialties are experiencing cuts in reimbursement during 2021.

The cut that we are currently absorbing this year would’ve been higher if implemented as initially proposed last year, but Congressional action at the very end of last year partially mitigated this cut.

In this year’s proposed rule governing 2022 reimbursement, Medicare appears to effectively be phasing in the remainder of the cut avoided last year. The cut proposed for 2022 results from a decrease of the conversion factor in the Medicare fee schedule by about 3.8% along with additional decreases in technical and professional RVUs of certain radiology CPT codes mostly focused on MRI and CT.

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Our initial analysis of the proposal for next year implies that RadNet, on roughly $1.3 billion in revenue, would face approximately a $13 million revenue hit in 2022 from its Medicare business. Because the proposed cut and the conversion factor affects all physicians, not just radiologists, there are many lobbying groups from the various medical specialties aggressively opposing the proposed cut, including radiology’s two main lobbying forces, the Association for Quality Imaging, or AQI, and the American College of Radiology, the ACR.

At this time, our experts believe there is a possibility that the final rule, to be released in November, will be less severe than the current proposal. Furthermore, it remains a possibility that Congressional action this December could also mitigate these proposed cuts, like it did last year, particularly in light of a continuing COVID-19 and Delta variant situation.

In November, during our third quarter financial results call, we hope to have more to update you on about this matter.

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger

Thank you, Mark.

Today RadNet is more multifaceted than at any other time in our history. We are growing our business in all of the seven states in which we operate, all of which have attractive demographics and a multitude of local market opportunities. We are now partnering on both coasts with some of the largest and most prestigious hospital and health systems in joint ventures that encompass approximately 25% of our facilities. We control our own IT infrastructure with our own suite of eRAD products and services that we sell and license to other industry participants. And we are making significant investment in the development of artificial intelligence, which we believe will have a transformative impact on our business and the diagnostic imaging industry in general.

Our multifaceted business is healthy and growing, and we are exceeding the expectations that we originally set forth in our initial guidance levels, which we increased after the first quarter’s results and further increased today. Growth is coming from virtually all areas of our business, with patient volume returning to more normal levels. And through implementing aggressive cost cutting and cost containment programs, our same-store growth and performance model has returned.

Investments we made in 3-D digital mammography technology are paying dividends with respect to increased reimbursement and improved patient care. New advances in equipment, contrast materials, radioactive isotopes, post-processing digitalization software and many others will continue to drive new applications and patient indications. Big pharma development for Alzheimer’s and other diseases in the future bring the promise of greater utilization of diagnostic imaging.

Most exciting to us is that our investments in artificial intelligence have the potential for driving growth like we have never experienced. Using artificial intelligence to create cost-effective screening programs for a variety of disease processes can uniquely impact population health. We are currently making inroads with breast cancer and mammography, utilizing artificial intelligence, and we envision similar potential for prostate, lung and colon cancer in the near future. We are evaluating further investments in artificial intelligence and look forward to updating you as they materialize.

Furthermore, the refinancing transaction in April positions us with significantly more available financial resources as a result of the over $110 million we were able to fund to our balance sheet, the lowering of our annual interest costs, and the substantial reduction of acquired amortization. This liquidity in combination with the lowest financial leverage in our Company’s history and our strong free cash flow yield positions to us that are unique and give us the ability to execute on our growth opportunities, both organic and external ones.

Strategic acquisitions will also continue to be an important aspect of our growth. We routinely have a pipeline of acquisitions that we are evaluating and processing. Today, the arbitrage between RadNet’s enterprise value and the multiples for which we can purchase targets is more attractive than ever. As long as this multiple arbitrage exists, we can continue to contribute to the equity value of RadNet through an acquisition strategy. We remain able to acquire smaller operators in our core markets at three to five times EBITDA. While larger targets might cause us to stretch beyond this evaluation level, they usually afford us more operating and cost synergies that, once achieved, serve to lower the acquisition multiples into this range over time.

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We will execute on these opportunities with this level of discipline when targets are available and in instances when we have motivated sellers.

In conclusion, we are excited and enthusiastic about the opportunities that lie ahead for RadNet, and we look forward to updating you further in the upcoming quarters regarding our progress.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Thank you. We can take our first question now from Brian Tanquilut of Jefferies. Please go ahead.

Brian Tanquilut

Hi, good morning guys. Congrats on a strong quarter.

I guess, Howard, my first question for you. Obviously a lot of discussion recently on the Delta variant and what it’s doing to operations for health care. You’re obviously in New York and California, so the states that have probably been more aggressive with measures against the Delta. So just curious, what are you seeing in terms of any impact on your referral flow or volume flow right now?

Also, you mentioned in your prepared remarks something about preparing to—if lockdowns are mandated again, that you’re preparing to make moves. Just curious, how are you guys strategizing around this, and what would be different this time around?

Dr. Howard Berger

Good morning, Brian. Thank you.

Well, firstly, I think we had seen, in the second quarter, a robust return to the pre-COVID volumes, and there was anticipation, and still is, that the third quarter will continue this recovery. What we are seeing is that the one area we’re focused on very keenly, as far as the company strategy, meaning mammography and breast cancer, seems to be a little slower to return.

We think this is because of two primary reasons.

Number one, there are people that are still reluctant to get elective procedures and visit health care facilities, given not only the concerns that they have about vaccinations and protective measures, but also, as we now see the increase in the amount of COVID-positive results, there is that hesitation.

Secondly, and perhaps uniquely with mammography, there have been a number of reports that women who are vaccinated do have a reaction, often in the auxiliary region on the arm that was injected. There has been some recommendation that they wait two to three months after vaccination so that the potential inflammatory response that’s often seen in lymph nodes near and around the breast have a chance to subside. We believe that these are the primary reasons why it might be a little slow to recover.

Returning to the other factors, we have now mandated mask wearing for all of our employees and all patients in all of our centers across the United States. In addition to that, all of our centers have been practicing social distancing, either in the waiting room itself, making certain that patients feel comfortable and are separated, as well as having barriers at our reception desks. Often, with some of our unique eRAD methods for screening patients, patients often wait outside and then are reminded when they are ready to come directly into the exam room for their procedures.

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Those are the recommendations that we have been following now, and policies, for several months. If there is a continuation of this surge, we believe that most of the measures that we put in place for safety measures and protective equipment simply can be followed, and I don’t believe we should have a problem with managing the health and safety of our patients that do choose to come. That is a risk, though, that, as the surge continues, it may influence patients to hold off on elective procedures.

We also have to be mindful of the fact that, in some of the states, fortunately, that we don’t have a tremendous presence, the increase of the surge has also resulted in using up the availability of hospital and ICU beds. If that were to occur, primarily in California and New Jersey, and in New York, then there might be a further shutdown of elective procedures, which quite often have imaging associated with them.

So far, through the months of September and early August, we have not seen that impact noticeably in any of our regions, but we’re monitoring it very closely.

Brian Tanquilut

Yes, thanks for those comments, Howard.

I guess, Mark, shifting gears a little bit, margins were really strong in the quarter, and I know you had cited that it’s the carryover impact of moves that you made last year. But as I think about the ability to sustain margins here going forward, and I know there’s a balancing act between as utilization picks back up or volumes pick back up, there’s the capitation side of the business on one hand, and then obviously just the flow-through to your fee-for-service business.

How are you thinking about margins going forward, and your ability to drive incremental margin expansion?

Mark Stolper

Sure. Well, if you look at our newly revised guidance measures, we are assuming increased margins relative to where we were at the end of last year thinking about 2021’s result. I think that, given the changes that we made in our cost structure last year, the consolidation of a number of different centers, the implementation of things like what Dr. Berger mentioned, virtual waiting rooms and other operating protocols to drive throughput in our facilities, some advances in equipment, particularly some investments we made in digital 3-D mammography that is resulting in higher reimbursement per scan on the mammography side, we have experienced a structural change in our margins and improvements of over 100 basis points relative to where we were in 2019 and ’18. I’m not going to compare it to last year, because it was such an extraordinary year with the COVID impact. So we think that this is sustainable.

Another reason for our improved results, our improvements in investments we made in our revenue cycle, in terms of collecting more of our cash up front, getting better yields in general from our AR. Our DSOs are at the lowest point in the Company’s history at around 40 days. Our cash collections have been extremely strong, which has also helped with deleveraging the balance sheet and providing us liquidity.

We think that we can sustain the margins that we’ve been producing so far in the first and the second quarter. With the advent or with the implementation of AI, which Dr. Berger also mentioned, on the mammography side, and hopefully if we get into other areas of AI, other screening tools and other modalities, that can also structurally lower our costs of performing the radiology services but also drive new revenue streams that can significantly benefit margins. At this point, we’re very optimistic.

Brian Tanquilut

Awesome. Last question for me. I think in Dr. Berger’s prepared remarks, he talked about investing more and expanding in AI into new areas. Anything you can share with us in terms of your AI strategy beyond mammography? I know you’ve talked about prostate and GI, but just anything you can share with us in terms of AI strategy, where you can take that.

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Dr. Howard Berger

Yes, Brian, thanks again.

I think, as I have mentioned on previous closed calls, RadNet believes that imaging really is the gateway to population health. Within that context, we believe that there should be aggressive and active efforts on screening tools, primarily for cancer and related to the four major cancers that comprise about 80% of the diagnosed cancers on an annual basis, those being breast, prostate, lung and colon.

Given the fact that in our particular business where we do such a large volume of mammography already and we believe we are technologically and strategically positioned to do screening for lung cancer, colon cancer and prostate cancer, we are exploring avenues that will ramp up the ability for us to perform these screening tools on a mass scale, not only for the regions where RadNet owns centers, but the development of networks, perhaps across the country and perhaps outside of the country, where we believe these tools will have the same benefits for population health.

While I can’t comment on any specific avenues at this moment, rest assured that we are aggressively looking at both internal as well as external ways for us to ramp up the development of these tools, which we think will continue to have RadNet be the leader for this, not only in radiology, but also on a national scale.

I can’t emphasize enough how passionately and strongly we feel about this, both as far as the benefits to society as a whole, in terms of health care and managing the costs, but also the unique position that RadNet is in to both develop these internally, or perhaps continue acquisitions under our DeepHealth umbrella, like we did last year.

I think this will be more and more of an opportunity for us to demonstrate RadNet’s commitment to this as well as some of the unique tools, given that we also own our own IT infrastructure and enormous amounts of data which are critical for the development of these tools to leverage on. We hope to be able to update you on the progress towards these, perhaps as soon as our next quarter’s earnings call or sooner if something materializes sufficient for us to announce publicly.

Brian Tanquilut

Awesome. Thanks again and congrats again. Thanks, guys.

Dr. Howard Berger

Thanks, Brian.

Mark Stolper

Thanks, Brian.

Operator

We can now take our next question from John Ransom with Raymond James. Please go ahead.

Jonathan Ransom

Hi, good morning. A couple things for me.

Mark, your recent M&A, is that having any material effect on your outlook in the back half for the margins?

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Mark Stolper

We’ve been fairly active this year in M&A. In the first quarter, we did five small tuck-in transactions, and then in the second quarter here, we did 10 additional facility acquisitions. As we’ve said publicly, we’re purely opportunistic in how we approach our acquisition strategy. We have a defined set of criteria by which we look for targets and acquire businesses.

We do not go out and knock on any doors proactively; we have a Business Development team that consists of one person. We only take, essentially, inbound calls, because we’re looking for motivated sellers in our markets where we can acquire them in the valuation range that we’ve historically been successful in affecting these transactions, which is in the three to five times range.

We’ll stretch, at times, for highly strategic acquisitions or acquisitions that are a little larger, but those generally come with greater synergies, and ultimately, we can average down those multiples through time and better performance and through the synergies.

A part of why we increased our guidance level was from the increasing procedural volumes that we’re seeing, both on a same-center basis as well as with new centers, including those acquisitions, as well as the cost savings. Yes, those facility acquisitions will contribute to our financial profile for the portion of the year that they’re within the RadNet umbrella; those are going to have more impact next year, as we’ll get the full impact of all of those centers in next year’s results.

Also, it generally takes a quarter to two, depending upon the size of the acquisition and the complexity, for us to integrate these acquired operations effectively into the RadNet way, for lack of a better term. This includes getting them on our eRAD IT backbone, it includes operational protocols, clinical protocols, right-sizing them, given our operational expertise. Yes, we will see some contribution, but it’ll be more significant next year.

Jonathan Ransom

If we’re thinking about kind of an early bridge to next year, you’ve got the $13 million headwind you mentioned. What’s the approximate EBITDA contribution full year next year from these acquisitions versus your partial year this year? How much is that is a good guide?

Mark Stolper

Yes. I mean, we haven’t, John, disclosed the EBITDA of any of these acquisitions publicly. But if you look at our cash flow statement for the first six months, there is a line item that says purchase of imaging facilities and other acquisitions; it’s about $65 million…

Jonathan Ransom

Mm-hmm.

Dr. Howard Berger

…of enterprise value. If you assume, let’s say, that’s done at a five times EBITDA, that can approximate give or take what the contribution of these acquired operations may look like next year.

Jonathan Ransom

Just to…

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Mark Stolper

Or I wouldn’t say next—on an annual basis.

Jonathan Ransom

To show off my outstanding math skills, you’re buying about as much EBITDA as you’re losing from Medicare. I know you’ll get a partial year this year, but you’re bridging almost the full EBITDA gap from M&A from Medicare.

Mark Stolper

Yes, that’s correct. Yes. I hadn’t thought about that, John, because that wasn’t necessarily our intent in these acquisitions, but yes. We have other cost mitigants from operational changes, maybe some consolidation of additional centers that we think will fully mitigate the cut next year. We’re hopeful, as I said in my prepared remarks, that the final rule will be a little bit less severe given COVID-19 and other variants that are impacting all providers.

Furthermore, there’s the opportunity, potentially, that Congress rolls these cuts back, like they just last year, given the pressure that’s being put on them. Because remember, when they lower the conversion factor as is in this proposed rule, that’s not just impacting radiology; that’s impacting all medical specialties. On this particular cut, it’s not just the radiology lobbying groups that will be putting pressure on Congress; it’s essentially the entire AMA, maybe less the primary care physicians who are getting the increase in the E&M codes.

Jonathan Ransom

Got you. Then just a couple other clean-ups for me. Your AI, you mentioned your AI strategy details. Is that going to make any difference in your per-read cost fees in the intermediate term, or is that more of a longer-term efficiency tool?

Dr. Howard Berger

Good morning, John.

I think that’s more of a long-term benefit. The immediate benefits that we’re realizing now are primarily improvements in the accuracy and efficiency with which our mammographers are now able to read a mammogram. There are other developments in our pipeline or our pathway for mammography that we think will streamline that process and ultimately allow our mammographers to read a greater volume of the mammograms than they are currently capable of. I believe some of these new tools will probably start emerging next year, and when fully integrated with our IT platform, will, I believe, give us some of these efficiencies.

These efficiencies, by and large, are not just designed to reduce our professional costs, but really to allow the shortage of mammographers that exists on a national scale to handle larger volumes of mammograms that we expect to be able to drive into our centers as a result of other compliance tools and contracting that we want to do directly with the payors in facilitating greater efforts on their part through plan designs and other outreach programs to get somewhere between the 50% to maybe as many as 100% of the women who are not getting annual mammography.

Part of this effort on artificial intelligence is not only to raise quality, but to address the demand for really well-qualified breast imagers that remain a huge shortage on a national scale, not just for RadNet and its radiology partners.

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Jonathan Ransom

Thanks for that.

Then Mark, just your capitation contracts, I know it’s a smaller and smaller piece every year as you buy more fee-for-service. Are they generally helping as volumes trend a little bit lower, or are they performing more or less in line?

Mark Stolper

Yes. I mean, capitation has remained fairly steady in the 11% to 12% of our business mix, and that has been scaling along with the rest of the Company as we’ve been growing the fee-for-service business.

Jonathan Ransom

Okay.

Mark Stolper

We continue to think that there is more opportunity within capitation, both for new contracts as well as potential increasing penetration of managed care, in California and other places, that will drive more risk-taking, risk-based contracts, which we enjoy very much, as it helps to cover a lot of the fixed costs of our facilities. It establishes relationships with many, many referring physicians who are obligated to send us these HMO patients that have other fee-for-service business that can be sent to our centers because of that relationship.

Also, the financial benefits from capitation, in terms of no DSOs, in terms of very low, if any, bad debt associated with these contracts, and other financial benefits.

We think that this can continue to be a growth engine for the Company. Obviously, as patients have returned to a more normal or regular way of utilizing health care and visiting their primary care and other specialists that they go see, we have seen utilization increase, as expected, for these contracts, but they haven’t been increasing to any extraordinary levels.

A lot of people have asked me, John, do we feel like we’re benefiting in our business from a pent-up demand that might have existed during COVID. Our answer is no, we think it’s more—we may have seen a little of that in the third and the fourth quarter last year, but we see, it’s really more towards a normal use of health care services.

The way we judge that is through our capitation contracts where we see all of the exams that a patient population utilizes, because it’s a closed patient population. We’ve seen increased utilization, but no unusual spikes, I would say.

Jonathan Ransom

Great. Are they all still in California, Mark, these capitation contracts?

Mark Stolper

The vast majority of them are in California. Of the roughly 1.9 million lives for which we’re responsible on an exclusive basis under these capitated arrangements for providing diagnostic imaging, a little over 1.7 of those exist in California. That’s really due, John, to the structure of how managed care contracts with large primary care physicians for patient care, here in California, where they’re passing on the burden and the financial responsibility for, essentially, non-hospital-based care to these large…

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Jonathan Ransom

Mm-hmm.

Mark Stolper

…patient populations, to these larger medical groups. Then we sub-capitate with these large medical groups, where they shift the utilization responsibility for diagnostic imaging to us for a piece of the…

Jonathan Ransom

Yes.

Mark Stolper

…per-member, per-month fee that they’re receiving from the various HMOs. It’s very much…

Jonathan Ransom

Yes, and it…

Mark Stolper

…a California phenomenon. There are other states in the United States that do contract under this structure with HMOs. We see it a lot in Florida, you see it a lot in New Mexico, in Nevada. That’s catching on across the country where risk-taking, risk-sharing, population health is becoming more active.

We do have a very significant contract in New York with a division of EmblemHealth for New York metropolitan lives with their AdvantageCare physician group that has been a very successful contract for both us and Emblem.

Jonathan Ransom

Thanks so much, appreciate it.

Mark Stolper

Thank you.

Operator

We can take our next question from Mitra Ramgopal with Sidoti. Please go ahead.

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Mitra Ramgopal

Yes, hi, good morning, and thanks for taking the questions. Just a couple for me.

I’m just curious, on the increased Capex, if maybe you can provide some color on some of the additional growth opportunities you’re seeing there.

Dr. Howard Berger

Good morning, Mitra.

Yes, most of that comes as a result of the acquisitions we did in the first and second quarter. It’s not at all uncommon for us that, in many of the acquisitions that we do, they have deferred or delayed capital investment. Given the fact that we’ve done through the year some 16 or 17 acquisitions, we do want to invest in those sites, for example in new mammography systems to elevate or increase their mammography capabilities, particularly with 3-D mammography which we’ve been able to demonstrate some very significant return on investment. That’s the primary reason that you’re seeing the capital expenditure increase.

Mitra Ramgopal

Okay, thanks.

On the procedural volume increases, I think most of it is a pent-up demand from COVID, but I was just wondering if you’re maybe seeing some of that volume coming from more procedures in the outpatient setting as United and Cigna start to increasingly seek to shift those procedures outside of the hospital. Maybe also, just from a competitive landscape, COVID probably shook up the environment as it relates to some of your competitors.

Dr. Howard Berger

Yes, I believe some of the increased volume is coming from that, Mitra. COVID seems to have really galvanized the health care insurers to really focus on this shift away from the more expensive hospital-based imaging to the freestanding facilities. But some of this is slow to adopt, as it has been, but we are getting more inbound calls from our insurance companies to help them facilitate those through plan design and other scheduling and authorization tools that we’re trying to ramp-up for them.

I believe that there will be a component of the increased volume that we see on a normal basis coming at the expense of some of the hospital systems. We also believe that as we implement more and more of our artificial intelligence, we will be giving the insurers additional justification for making those changes. I think there is a number of items that I think we’ll be able to look back, perhaps at the end of this year, when we look at the contribution to our fee-for-service business from the insurance companies and how that has changed. But the gut here, based on the calls that we’re getting and the participation that they’re asking from us at this point, indicates that we should be quite a beneficiary of that in our existing markets.

Mitra Ramgopal

Okay, thanks. Then final one, probably ahead of (audio interference) on this, but as it relates to the (audio interference) reimbursement for 2022, assume it goes through (audio interference), how comfortable you are as it relates to maybe being able to mitigate (phon) that impact, just from (audio interference) improving the benefit (audio interference) but from additional costs measures that you (audio interference) the ability to implement?

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Dr. Howard Berger

Well, I think that there will be some measures on the cost cutting side of it that we will always look to try to implement, whether or not those reimbursement cuts are affected or not. But I think, given some of our unique capabilities where, as we’ve demonstrated perhaps, consolidation opportunities, I believe that will certainly help us mitigate that going into 2022.

Additionally, we shouldn’t dismiss the fact that this reduction in reimbursement is not unique to RadNet and that this impact will be felt throughout the system. We expect that, while it may take a little while, some of our competitors in the markets that we’re in right now, and perhaps other markets that we’ll take a look at more aggressively, will feel the need to begin further serious consideration on consolidation. Perhaps as the prior questioner was asking Mark, we believe that some of the mitigation may indeed come through the more opportunistic acquisitions that we think will ramp-up, actually, in 2022.

Mitra Ramgopal

Okay. Thanks again for taking the questions.

Dr. Howard Berger

Thank you, Mitra, take care.

Mark Stolper

Thank you.

Operator

We have no further questions at this time. I would now like to hand the call back to Dr. Berger for any additional or closing remarks.

Dr. Howard Berger

Thank you, Operator.

Again, I would like to take this opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.

Thank you for your time and I look forward to our next call. Stay safe and good day.

Operator

This concludes today's call. Thank you for your participation.

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